Exhibit 99

                                 Press Release

   visionGATEWAY Inc. Announces Letter of Intent for Acquisition of MDSnews
                               Group Businesses

Marina del Rey CA. October 21, 2005 - Michael Emerson, CEO of visionGATEWAY Inc., (OTCBB: VGWA), the Enterprise Solutions Development and Distribution company with a focus on Internet Management and Security, announced the signing of a Letter of Intent with MDSnews Group of Australia relating to the acquisition of the businesses of MDSnews Group by visionGATEWAY, Inc. In order to meet its strategic growth opportunities visionGATEWAY has commenced formal arrangements to aggregate into the one company, the two synergistic businesses -- visionGATEWAY and MDSnews -- thus providing greater value to the combination of clients and shareholders.

Established in 1995, MDSnews is a leading technology company that specializes in the development of software and quote vending for the financial markets, providing solutions including real-time comprehensive news and quote services to retail, corporate and professional financial market participants.

Leon Hinde, the MDSnews CEO, said that the company recognizes the opportunity to expand its sales potential globally by leveraging this strategic partnership with visionGATEWAY which would provide immediate access to visionGATEWAY's global distribution network business model, and also enable MDSnews to enhance its product and service offerings over the medium term.

Hinde further outlined how he saw the opportunity to immediately introduce VGWA's products to the MDSnews client base where there was a need for Internet Resource Management and Security solutions.

About MDSnews Group

The MDSnews Group's core technology is a complete market data, research and analysis platform for the global financial markets. It consists of a series of investor tools that interact with an extensive data delivery and storage system for information derived from the global financial markets. Through its own online retail distribution channel, the company provides a branded version of its core technology for retail and professional investors. The technology is distributed under the brand name "Market Analyser" and is targeted at the sophisticated active investor.

The company's retail clients pay a monthly fee for access to the various technology applications and market information services via an online credit card gateway which is set up to auto debit client's credit cards monthly in advance. Covering major centres around the world, MDSnews is servicing a global network of active traders.

Through an international technology and information licensing agreement with Reuters, the Group has built a global financial market data distribution network, which feeds into its Market Analyser software. Until now the Market Analyser has been primarily marketed in Australia. Currently there are over 3,600 paying subscribers and the business has generated in excess of AUD$40 million in revenue since 1995. The Group now intends to replicate this model internationally.

Currently, the principal distribution channel for the Group business is its website. The Group management is also pursuing business to business distribution opportunities for the Market Analyser technology by:

     * international direct retail distribution, using their web site or a distributor's website, or both. The Group has appointed alliance partners covering the Middle East, United Kingdom, North America and Asia;
     *    wholesale distribution through re-branding/white labeling; and
     *    retail client interface technology which is licensed to brokers.

About visionGATEWAY, Inc.

visionGATEWAY, Inc ("VGWA") is an Enterprise Solutions Distribution and Development company with a focus on Internet Management and Security. It is
accelerating its growth in key markets   USA, Australia, Asia, and Europe.
visionGATEWAY has brought some of its medium term strategies forward to create greater opportunity for investor and market interest through an enhanced corporate and solution package that incorporates acquisitions and strategic partnerships to provide immediate revenue, clients and sales, plus new product and service offerings.

visionGATEWAY is building a Global Distribution Network using its proprietary business model to grow sales through strategic partnerships -- these include the Avnet Partner Solutions distributorships for North America, Australia/New Zealand and UK, and iProof and NetIntelligence in UK. The arrangements between visionGATEWAY and iProof & NetIntelligence are the first of a series of worldwide distribution agreements being brokered by Alan Boyd, former head of acquisitions at Microsoft and now a Director of the Company.

visionGATEWAY's first product (INTERScepter TM) is an Internet Resource Management solution. This product is an enterprise business solution that helps to improve Company earnings by assisting organizations in understanding, managing and exploiting Internet usage and valuable resources, including bandwidth, systems and employee productivity. The INTERScepter TM solution empowers managers to effectively control, schedule and utilize costly Internet resources, while placing responsibility on users to self manage and modify their Internet usage behavior.

visionGATEWAY has continued with further product innovation for its INTERScepter product with the release of the Linux platform version in late 2004 and later in 2005 will release a version for the Home/SOHO markets, as well as other technical and functional innovations. INTERScepter@Home will be further facilitated by not only providing a single system solution, but also providing a "solution on a chip" to be OEM'd with communications systems manufacturers and communications bandwidth suppliers, particularly the ISP market.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

CONTACTS for more information:

For more information contact visionGATEWAY, Inc. through Mike Emerson at +1-310-754-3466, or via e-mail at emersonmf@visiongateway.net. Also visit visionGATEWAY's website at www.visiongateway.net.

MDSnews Group through Leon Hinde at +61-(0)2-9251-6222, or via e-mail at
lhinde@MDSnews.com.   Also, visit MDSnews website at www.mdsnews.com.